UMB
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                                                     News Release
UMB Financial Corporation
1010 Grand Boulevard
Kansas City, Mo. 64141

For more information, please contact:
Jeremy McNeive, (816) 860-5088
Kelly Cooper, (816) 960-3106



      Banking Leader Clyde Wendel to Join UMB Financial Corporation

      Kansas City, Mo. (June 9, 2006) - UMB Financial Corporation (NASDAQ: UMBF) is pleased to announce Clyde Wendel will be joining the company as President, UMB Asset Management and Managing Director, Private Banking. He will be nominated to serve as Vice Chairman of UMB Bank, n.a. and will be a member of the Company's Management Committee.

      In his new role, Wendel will oversee Investment and Wealth Management, Private Banking, Scout Investment Advisors, Institutional Sales and Service and Corporate Trust. He will report to President and Chief Operating Officer Peter deSilva.

      A long-time resident of the Midwest, Wendel comes to UMB with more than 36 years of banking and financial services experience. For the past 23 years, he has served in executive positions with Bank of America, most recently as President, Kansas City Region and Regional Executive for Bank of America Private Bank. Prior responsibilities include international banking and trade finance, national corporate accounts, treasury management and corporate banking.

       "Clyde is well known and respected for his expertise in banking and financial services, and he will play a key leadership role executing UMB's business strategy," said Mariner Kemper, Chairman and CEO, UMB Financial Corporation.

      "Clyde's vast background is a great gain for UMB and its customers, and he will be instrumental in building and promoting our strong asset management business," said deSilva. "We look forward to the tremendous opportunities his wealth of experience and community leadership bring to our company."


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      Wendel  currently  serves as vice  chairman of the Board of  Trustees  for
Rockhurst University and trustee of Midwest Research Institute. He is a member of the Truman Medical Center board of directors, the Civic Council of the Greater Kansas City, Business Council of the Nelson Gallery and Corporate Council of the Kemper Museum. He is past board chair of the Central City School Fund for the Diocese of Kansas City-St. Joseph. He also is a former board member of the American Jazz Museum at 18th and Vine and former Commissioner for the Port Authority of Kansas City, Mo.

      Wendel earned a Bachelor's Degree in Business from Ohio University and holds the following securities industry designations: Series 7, 63, 66, 24, 53.

      UMB Financial Corporation is a multi-bank holding company headquartered in Kansas City, Mo., offering complete banking and related financial services to both individual and business customers nationwide. Its banking subsidiaries own and operate 141 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska and Arizona. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include an investment services group based in Milwaukee, Wisconsin, a trust management company in South Dakota, and single-purpose companies that deal with brokerage services, consulting services and insurance. UMB was named one of Business Week's "Web Smart 50" companies in 2005.

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